QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

Employment Agreement—between Andrew Corporation and Ralph Faison

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 4th day of June, 2002 among ANDREW CORPORATION, a Delaware corporation having its principal office at 10500 West 153rd Street, Orland Park, Illinois 60462 (the "Company"), RALPH E. FAISON, an individual residing at 19 North Stough Avenue, Hinsdale, Illinois 60521 (the "Executive") and CELIANT CORPORATION, a Delaware corporation having its principal office at 40 Technology Drive, Warren, New Jersey 07059 ("Celiant").

        WHEREAS, the parties hereto wish to enter into an employment agreement to employ the Executive as the President and Chief Operating Officer of the Company and to set forth certain additional agreements between the Executive and the Company.

        NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

        1.    Employment Period.

        The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Agreement, for a term commencing on the day following the acquisition of Celiant by the Company (the "Commencement Date") and ending on the earlier to occur of the date on which the Executive is elected to the office of Chief Executive Officer of the Company or the first anniversary of the Commencement Date. Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated, subject to Section 5. The period of time between the commencement and the termination of the Executive's employment hereunder is referred to herein as the "Employment Period."

        2.    Duties and Status.

        The Company engages the Executive as the President and Chief Operating Officer of the Company on the terms and conditions set forth in this Agreement. During the Employment Period, the Executive shall also serve on the Board of Directors of the Company (the "Board of Directors"). During the Employment Period, the Executive shall report directly to the Company's Chief Executive Officer and exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with the Executive's position, commensurate with the authority vested in the Executive pursuant to this Agreement and consistent with the By-Laws of the Company and directions of the Company's Chief Executive Officer. In general, all major operating units of the Company shall report directly to the Executive. During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business of the Company, provided that nothing shall prohibit the Executive without the consent of the Company's Chief Executive Officer, from (a) participating, with the consent of the Board of Directors of the Company (which consent will not be unreasonably withheld) on a reasonable number of boards of directors of companies unaffiliated with the Company, (b) managing his personal investments, (c) delivering lectures or otherwise participating in speaking engagements, or (d) participating in charitable or educational activities. The Executive agrees to relocate his residence, and to move his family to such residence, to Illinois within three months of the Commencement Date.

        3.    Compensation and Benefits.

          (a)    Salary.    During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $520,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company. Such base salary shall be subject to review for possible increase by the Board of Directors in its sole discretion and in connection with its review of other executives, but shall in no event be decreased from its then existing level during the Employment Period.

          (b)    Annual Bonus.    During each fiscal year of the Employment Period commencing with portion of the current fiscal year covered by the Employment Period, the Executive shall be eligible to earn an annual bonus targeted at 100% of Executive's base salary and such additional amount as may be determined by the Board of Directors, in its sole discretion, in accordance with the Company's annual bonus program for senior executives. The payment of any annual bonus under any such program shall be contingent upon the Company achieving certain goals established in good faith by the Board of Directors. The Executive and the Board of Directors shall mutually agree on such goals. The Executive's bonus for the portion of the current fiscal year from October 1 2001 to the Commencement Date will be determined in accordance with the provisions of the Employment Agreement dated as of August 31, 2001 between the Executive and Celiant. Except as otherwise provided herein, any annual bonus shall be paid within three months of the end of the fiscal year of the Company.

          (c)    Equity Participation.    (i) The Company shall grant to the Executive as of the Commencement Date the option to purchase 200,000 shares of the common stock, $.01 par value ("Common Stock"), of the Company (the "Stock Options"). The exercise price per share for the Stock Options will be the fair market value of the Common Stock of the Company on the Commencement Date as provided in the Company's Stock Option Plan. The Stock Options will be evidenced by a stock option agreement between the Company and the Executive containing the terms set forth in this Agreement and such further terms and conditions as are usual and customary for the Company and its senior executives (the "Stock Option Agreement").

            (ii)  Except as otherwise provided herein or unless the Board of Directors shall otherwise accelerate the vesting schedule provided for herein or generally accelerate the vesting schedule for all of its senior executives (which acceleration shall then apply to the Executive), the Stock Options will vest in accordance with the Company's normal practice of vesting 25% on each anniversary of a grant.

          (d)    Other Benefits.    During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period that are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. Such programs include a comprehensive medical and dental plan, life insurance, short term and long term disability coverage, a 401(k) plan, four weeks of vacation per year, participation in the Company's long-term incentive plan, reimbursement for reasonable business expenses and use of an automobile. So long as this Agreement is in effect, Executive shall not be eligible to participate in the Company's executive severance benefit plan.

          (e)    Relocation, etc.    For the three month period commencing on the Commencement Date, but ending on the date of the Executive's relocation, if sooner, the Company agrees to reimburse the Executive for (i) the documented, reasonable costs of commuting not more frequently than once a week to and from the Executive's residence in New Jersey, (ii) the documented, reasonable costs (including travel expense) of the Executive and his spouse in locating a new residence in

  Illinois, (iii) the closing costs, including brokerage commissions, incurred by the Executive in the purchase of a residence in Illinois and (iv) the reasonable relocation expense incurred in moving the Executive and his family to Illinois. If, within 18 months after the Commencement Date, the Executive sells his New Jersey residence while in the employ of the Company, the Company agrees to reimburse the Executive for the closing costs, including brokerage commissions, incurred in connection with such sale.

        4.    Termination of Employment.

          (a)    Termination for Cause by the Company.    The Company may terminate the Executive's employment hereunder for cause. For purposes of this Agreement and subject to the Executive's opportunity to cure as provided in Section 4(c) hereof, the Company shall have "cause" to terminate the Executive's employment hereunder if such termination shall be the result of:

              (i)  willful fraud, embezzlement or material misappropriation or dishonesty in connection with the Executive's performance hereunder;

            (ii)  the deliberate or intentional failure by the Executive to perform his duties hereunder, or gross negligence in the course of the Executive's performance of his duties that results in material harm to the Company; or

            (iii)  the conviction for, or plea of nolo contendere to a charge of commission of, a felony which is materially and demonstrably injurious to the Company; or

            (iv)  a breach by the Executive of any of the material terms of this Agreement (including failure to relocate), other than as specifically provided herein; or

            (v)  a breach by the Executive of any of the material terms of the Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement referred to in Section 16.

          (b)    Termination for Good Reason by the Executive.    The Executive shall have the right at any time to terminate his employment with the Company for good reason. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, the Executive shall have "good reason" to terminate his employment hereunder if such termination shall be the result of:

              (i)  a material diminution during the Employment Period in the nature or scope of Executive's authority, duties, responsibilities, powers, functions, reporting relationship or title as set forth in Section 2 hereof or in any future position to which the Executive may be promoted;

            (ii)  a breach by the Company of the compensation or benefits provisions set forth in Section 3 hereof;

            (iii)  a breach by the Company of any of the material terms of this Agreement, other than as specifically provided herein; or

            (iv)  relocation of the principal office of the Company or the Executive's principal place of employment to a location more than 25 miles from the Company's headquarters in Orland Park, Illinois without the Executive's written consent, following the Executive's relocation of his residence and his family to Illinois; or

            (v)  failure of the Company to promote the Executive to Chief Executive Officer of the Company prior to the first anniversary of the date of this Agreement; or

            (vi)  any material reduction in the Company's obligation to indemnify the Executive against liability for actions (or inaction as the case may be) in his capacity as an officer, director or employee of the Company; or

          (vii)  a change in control as described in Section 6 hereof.

          (c)    Notice and Opportunity to Cure.    Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate the Executive's employment for "cause" and the Executive's right to terminate his employment for "good reason" that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (2) if such breach is susceptible of cure or remedy (other than a breach of Section 4(b)(v) as to which there shall be no cure period), a period of thirty days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within thirty days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed thirty days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

          (d)    Termination Upon Death or Permanent and Total Disability.    The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Board of Directors if the Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (i) six or more consecutive months from the first date of the Executive's absence due to the disability or (ii) six months during any twelve-month period (a "Permanent and Total Disability"). If the Employment Period is terminated by reason of Permanent and Total Disability of the Executive, the Company shall give 30 days' advance written notice to that effect to the Executive.

        5.    Consequences of Termination.

          (a)    Without Cause or for Good Reason.    In the event of a termination of the Executive's employment during the Employment Period (i) by the Company other than for "cause" (as provided for in Section 4(a) hereof) or (ii) by the Executive for "good reason" (as provided for in Section 4(b) hereof), the Company shall pay the Executive and provide him with the following:

            (i)    Lump-Sum Payment    A lump-sum cash payment (net of any required tax withholding) together with any amounts payable pursuant to Section 7 hereof shall, up to $1,000,000, be payable within 30 days after the Executive's termination of employment, with any remainder payable within 12 months of the date of such termination, equal to the sum of the following:

              (A)    Salary.    The Executive's then-current annual base salary payable over the period beginning with the date of termination of employment and ending on the third anniversary of such date (the "Severance Period"); plus,

              (B)    Bonuses.    The annual bonus amount for the fiscal year of the Company in which the termination occurred (pro rated for the portion of the year during which the Executive was employed), with such bonus amount to be calculated based on the Executive's then-current annual base salary and the applicable target bonus percentage in effect for such year. For purposes of the annual bonus amount calculated as provided above, it shall be assumed that the Company's target and the Executive's goals would have been achieved; plus,

              (C)    Earned but Unpaid Amounts.    Any previously earned but unpaid salary through the Executive's final date of employment with the Company, and any previously earned but unpaid bonus amounts for any completed fiscal year prior to the date of the Executive's termination of employment.

            (ii)    Equity

              (A)    Vesting.    The Executive's right to purchase shares of Common Stock of the Company pursuant to any Stock Options shall vest and become exercisable as to 50% of the shares of Common Stock subject thereto.

              (B)    Exercise.    The Executive will have a three-month period following termination to exercise his option to purchase shares of Common Stock of the Company pursuant to any vested Stock Options.

            (iii)    Relocation.    The Company will reimburse the Executive for the reasonable relocation expense incurred in moving the Executive and his family back to New Jersey and will purchase from the Executive, in accordance with the Company's relocation policy, the Executive's Illinois residence.

            (iv)    Other Benefits.    Continued coverage ending on the second anniversary of the termination of employment under all health, life, disability and similar noncompensatory employee benefit plans and programs of the Company on the same basis as the Executive was entitled to participate immediately prior to such termination.

          (b)    Other Termination of Employment.    In the event that the Executive's employment with the Company is terminated during the Employment Period by the Company for "cause" (as provided for in Section 4(a) hereof) or by the Executive other than for "good reason" (as provided for in Section 4(b) hereof), the Company shall pay the Executive (or his legal representative) (i) all earned but unpaid salary and bonuses prorated to the date of the Executive's termination of employment and (ii) any other vacation pay and other expenses which the Company is obligated to pay or reimburse the Executive. All Stock Options that have not vested prior to the date of such termination of Employment for cause or other than for good reason and all vested Stock Options not exercised by the Executive within 30 days of the date of such termination of Employment shall terminate and be of no further force and effect. Except as set forth in this Section 5(b), the Company shall have no further obligations to the Executive.

          (c)    Withholding of Taxes.    All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

          (d)    No Other Obligations.    The benefits payable to the Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination the Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to the Executive upon his termination of employment.

          (e)    No Mitigation or Offset.    The Executive shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5.

          (f)    Death or Disability.    In the event of the termination of the Executive's employment during the Employment Period due to death or disability (as provided in Section 4(d) hereof), the Company agrees that: (i) the Company shall pay the Executive the amounts provided for in Sections 5(a)(i) and 5(a)(iii) (to the extent applicable) above plus any earned but unpaid salary prorated through the date of death or, in the case of disability, the Executive's final date of employment with the Company, and (ii) the Executive's right to purchase shares of Common Stock of the Company pursuant to any Stock Option or stock option plan shall be governed by the terms of such Stock Option and the related plan.

        6.    Change in Control Agreement.

          (a)    Termination Protection.    In the event of a change in control, the Executive shall be entitled to receive the payments and benefits set forth in Section 5(a)(i) through (iii) above.

          (b)  For purposes of this Agreement, a "change in control" shall be deemed to have occurred if and when:

              (i)  individuals who during any 12-month period constitute the entire Board as of the beginning of the period and any new directors whose election by the Board, or whose nomination for election by the Company's stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at such time or whose election or nomination for election shall have been so approved shall cease for any reason to constitute a majority of the members of the Board;

            (ii)  any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall after the date hereof become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); excluding, however, acquisition of beneficial ownership resulting from the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

            (iii)  there shall be consummated any corporate transaction, including a consolidation or merger, of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of the Company's voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock of the surviving entity after such consolidation or merger; or

            (iv)  there shall be consummated any sale, lease, exchange or transfer (in any single transaction or series of related transactions) of all or substantially all of the assets or business of the Company.

        7.    Excess Parachute Payments.

        In the event it shall be determined that any payment or distribution by the Company or any other person or entity to or for the benefit of the Executive is a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, his employment with the Company or a change in control of the Company or a substantial portion of its assets (a "Payment"), and would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), concurrent with the making of such Payment, the Company shall pay to the Executive an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by the Executive after deduction of any Excise Tax on such

Payment and any federal, state or local income tax and Excise Tax on the Gross-Up Payment shall equal the amount of such Payment. In the event the Internal Revenue Service subsequently may assess or seek to assess from the Executive an amount of Excise Tax in excess of that determined in accordance with the foregoing, the Company shall pay to the Executive an additional Gross-Up Payment, calculated as described above in respect of such excess Excise Tax, including a Gross-Up Payment in respect of any interest or penalties imposed by the Internal Revenue Service with respect to such excess Excise Tax.

        8.    Indemnity.

        The Company shall, to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws, indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing his duties pursuant to this Agreement. In addition, the Company shall maintain and keep in effect a directors' and officers' liability insurance policy for the benefit of its officers and directors with minimum coverage of not less than $3,000,000.

        9.    Notice.

        All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed as follows:

    If to the Executive:

    Mr. Ralph E. Faison
    19 North Stough Avenue
    Hinsdale, Illinois 60521

    With a copy to:

    Louis L. Broudy, Esq.
    Broudy & Associates, P.C.
    230 Park Avenue, Suite 2400
    New York, New York 10169
    Telephone: (212) 953-0910
    Fax: (212) 490-3434

    If to the Company:

    Andrew Corporation
    10500 West 153rd Street
    Orland Park, Illinois 60642
    Attention: Chairman
    Telephone: (708) 349-3300
    Fax: (708) 349-5294

    With a copy to:

    Gardner, Carton & Douglas
    Suite 3400
    321 North Clark Street
    Chicago, Illinois 60610
    Attention: Dewey B. Crawford
    Telephone: (312) 644-3000
    Fax: (312) 644-3381

Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

        10.    Arbitration.

        Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator (to be mutually agreed upon) in the State of Illinois, in accordance with the rules of the American Arbitration Association then in effect. If the parties cannot agree on a single arbitrator, each party shall appoint one arbitrator who shall then jointly appoint a single arbitrator. Judgment shall be final and may be entered on the arbitrator's award in any court having jurisdiction. The party shall bear one-half of the expense of any such arbitration proceeding and shall bear all of its or his reasonable costs and expenses relating to such arbitration proceeding, including attorneys' fees and expenses.

        11.    Waiver of Breach.

        Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

        12.    Non-Assignment; Successors.

        Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

        13.    Severability.

        To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

        14.    Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        15.    Governing Law.

        This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof.

        16.    Termination of Prior Agreement.

        The Executive agrees that, except as expressly provided herein, any and all rights that he may have in, to or under the Employment Agreement dated as of August 31, 2001 between the Executive and Celiant shall terminate and be of no further effect on acquisition of Celiant by the Company and the Executive waives any claims or rights that he may have against Celiant thereunder and Celiant waives any claims or rights that it may have against the Executive thereunder.

        17.    Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement.

        The Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement effective September 1, 2001 between the Executive and Celiant (the "Celiant Agreement") is amended in the following respects:

          (a)    Term.    The term of the noncompetition and nonsolicitation provisions of the Celiant Agreement shall continue until the second anniversary of the termination of the Executive's employment;

          (b)    Beneficiary.    The Company shall be deemed to be a beneficiary of the Celiant Agreement, entitled to enforce all of its provisions against the Executive; and

          (c)    Competing Business.    The definition of competing business shall be deemed to include any business that competes with any business of the Company and its subsidiaries.

        18.    Entire Agreement.

        This Agreement, together with the agreements specifically referred to herein and the Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement effective September 1, 2001 between the Executive and Celiant Corporation, constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

        19.    Reimbursement of Legal Fees.

        The Company will reimburse the Executive for the Executive's reasonable attorneys' fees and disbursements incurred by the Executive in connection with the negotiation, execution and delivery of this Agreement.

        20.    Survival.

        The obligations of the Company in the penultimate sentence of Section 3(b), under Section 3(e) and in Section 5(a)(iii) shall survive the termination of this Agreement.

[Signature Page Follows]

[Signature Page to Faison Employment Agreement]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:	/s/ RALPH E. FAISON RALPH E. FAISON
ANDREW CORPORATION
By:	/s/ FLOYD L. ENGLISH
Name:	Floyd L. English
Title:	Chairman and Chief Executive Officer
CELIANT CORPORATION
By:	/s/ MARTY R. KITTRELL
Name:	Marty R. Kittrell
Title:	Chief Financial Officer

QuickLinks

  Exhibit 10.3
Employment Agreement—between Andrew Corporation and Ralph Faison
EMPLOYMENT AGREEMENT